Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated April 14, 2022, except for Note 17, as to which the date is October 11, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of CorpHousing LLC and Affiliate as of and for the years ended December 31, 2021 and 2020.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

October 11, 2022